EXHIBIT 10-A

September 14, 1989
as amended June 11, 1998;
June 14, 2001;
and June 10, 2004

COLGATE-PALMOLIVE COMPANY

EXECUTIVE SEVERANCE PLAN, AS AMENDED AND RESTATED

1.	PURPOSE.

The purpose of the Colgate-Palmolive Company Executive Severance Plan (the “Plan”) is to provide executives who are in a position to contribute materially to the success of Colgate-Palmolive Company (the “Parent Company”) or any company at least 80% of whose voting shares are owned directly or indirectly by it (collectively, the “Company”) with reasonable compensation in the event of their termination of employment with the Company under the circumstances described herein.

2.	EFFECTIVE DATE.

The Plan, as amended and restated, is effective as of June 10, 2004.

3.	ADMINISTRATION.

The Plan shall be administered by a Committee. Committee shall mean (i) prior to a Change of Control, the Personnel and Organization Committee of the Board of Directors of the Parent Company (the “Board”) as then constituted and (ii) following a Change of Control, the Committee described in (i) above, as constituted immediately before the Change of Control, with such changes in the membership thereof as may be approved from time to time following the Change of Control by a majority of the members of such Committee as constituted prior to the Change of Control. Notwithstanding any other provision of this Plan, neither the Board nor the Company shall have any right to appoint members to or to remove members from the Committee following, or otherwise in connection with, a Change of Control. Any interpretation of the Plan or construction of any of its provisions by the Committee shall be final.

4.	PARTICIPATION.

The Committee shall from time to time select the employees who are to participate in the Plan (the “Participants”) from among those employees who are determined by the Committee to be in a position to contribute materially to the success of the Company. The Company shall advise each Participant of his participation in the Plan by a letter setting forth (i) the benefits to which the Participant would become entitled, (ii) the period, expressed in months, during or for which the Participant would become entitled to such benefits which period shall not be less than 12 months nor more than 36 months (the “Earned Benefit Period”) and (iii) such other terms, provisions and conditions not inconsistent with the Plan as shall be determined by the Committee.

A Participant shall cease to be a Participant in the Plan upon termination of employment with the Company or, if earlier, upon termination of the Plan. Notwithstanding the foregoing, a Participant who terminates employment prior to termination of the Plan shall remain a Participant until receipt of all of the payments, if any, to which he is entitled under the terms hereof.

5.	PAYMENTS UPON QUALIFIED TERMINATION OF EMPLOYMENT.

In the event of a Participant’s Qualified Termination of Employment, the Participant shall be entitled, as compensation for services rendered (subject to the last paragraph of this Section 5, Section 9 and to withholding of any applicable payroll or other taxes) to:

(a)	receive an undiscounted cash lump sum within 30 days of the Participant’s Qualified Termination of Employment in an amount equal to the product of (i) the sum of (A) the Participant’s annualized Monthly Base Salary at the rate in effect immediately prior to a Qualified Termination of Employment pursuant to Section 8(a)(i) or immediately prior to an Adverse Change in Conditions of Employment, as the case may be, or, if higher, at the highest rate in effect during the 90-day period preceding the Change of Control plus any salary-related allocations that may be made to the Participant’s account under the Company’s Savings and Investment Plan for the year in which the Qualified Termination of Employment occurs (for purposes of this Plan, Monthly Base Salary shall mean regular monthly salary as indicated by the Company’s payroll records) and (B) the higher of (X) the highest annual aggregate bonus award paid or payable to the Participant (including awards or allocations pursuant to the Company’s Executive Incentive Compensation Plan, the Bonus Savings Account (“BSA”) program within the Company’s Savings and Investment Plan (excluding any applicable gross-up) or other bonus, incentive or compensation plan of the Company or otherwise) for any year during the five-year period ending immediately prior to the year in which the Qualified Termination of Employment occurs (provided, however, that if such five-year period includes the year in which the Change of Control occurs, then the aggregate annual bonus paid or payable for such year shall be deemed to be the higher of the said bonus actually paid or payable and the bonus that would have been paid for such year, determined as if all earnings, profit and other goals (whether established for the Participant or the Company), if any, had been met for such year and as if the Participant’s employment had continued through the end of such year on the same basis as immediately prior to the Change of Control) and (Y) the aggregate annual bonus that would have been paid to the Participant (including awards or allocations pursuant to the Company’s Executive Incentive Compensation Plan, the BSA program within the Company’s Savings and

Investment Plan (excluding any applicable gross-up) or other bonus, incentive or compensation plan of the Company or otherwise) for the year in which the Qualified Termination of Employment occurs, determined as if all earnings, profits or other goals (whether established for the Participant or the Company), if any, had been met for such year and as if the Participant had continued to be employed by the Company through the end of such year on the same basis as immediately prior to a Qualified Termination of Employment pursuant to Section 8(a)(i) or immediately prior to an Adverse Change in Conditions of Employment, as the case may be, and (ii) a fraction, the numerator of which is the number of months in his Earned Benefit Period and the denominator of which is twelve, provided, however, that such resulting amount shall be reduced if and to the extent required by the terms of Section 9 hereof; provided, further, that in determining Monthly Base Salary and aggregate annual bonus hereunder, amounts otherwise payable or awarded with respect to the relevant period that a Participant has elected to defer pursuant to any applicable deferred compensation plan or arrangement shall be taken into account, and amounts paid out during such period pursuant to a prior deferral election shall not be taken into account;

(b)	remain for his Earned Benefit Period an active Participant in all welfare benefit plans, including but not limited to plans providing life insurance, disability, accident, sickness, and/or medical benefits, in which, and on the same basis as, he was participating at the time of the Change of Control (or, if more favorable to the Participant, as in effect at any time thereafter with respect to other key executives), but subject to any coordination of benefits provisions contained in such plans, or alternatively, be provided with substantially similar benefits for such period; provided, in any case, that the Participant shall be required to make contributions to the cost of such plans or benefits and pay co-payments to the same extent and on the same basis as required before the Participant’s Qualified Termination of Employment or, if more favorable to the Participant, as active employees who continue to participate in such welfare benefit plans during the Earned Benefit Period; (The extension of medical and/or dental coverage pursuant to the foregoing shall be in compliance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and will be coordinated with the Participant’s rights thereunder, with the period of optional COBRA coverage being up to 18 months, offset by the period of extended coverage outlined above.)

(c)	receive a single cash lump sum within 30 days of the Participant’s Qualified Termination of Employment equal to the excess of (i) over (ii) as described below:

(i)	The present value of benefits under the Employees’ Retirement Income Plan, the Expatriate Pension Plan, and the Supplemental Salaried Employees’ Retirement Plan or any successor plans thereto, or of “benefits from other sources to which the Company contributes,” as defined below, to which the Participant would have been entitled commencing on the earliest date on which such benefits could have commenced if he had remained in the employ of the Company during the Earned Benefit Period or until age 65, whichever occurs first, based on his Recognized Earnings (as defined in the Employees’ Retirement Income Plan) as determined most recently prior to the Qualified Termination of Employment and assuming for this purpose that all accrued benefits are fully vested and that benefit accrual formulas are no less advantageous to the Participant than those in effect during the 90-day period preceding the Change of Control;

(ii)	The present value, as of the Qualified Termination of Employment, of benefits to which the Participant would actually be entitled under the Employees’ Retirement Income Plan, the Expatriate Pension Plan, the Supplemental Salaried Employees’ Retirement Plan, or the benefits from other sources referenced in (i) above, commencing on the earliest date on which such benefits could actually commence.

For purposes of (i) and (ii) above, “benefits from other sources to which the Company contributes” shall include retirement benefits payable under plans maintained directly and indirectly by the Company outside the U.S. and non-U.S. governmental benefits (whether considered retirement benefits, severance benefits, termination allowances or indemnities) to the extent paid by or contributed to by the Company. The present-value amounts in (i) and (ii) above will be calculated based on the same methods and assumptions used when calculating lump sum amounts under the Employees’ Retirement Income Plan, the Expatriate Pension Plan and the Supplemental Salaried Employees’ Retirement Income Plan and inclusive of all subsidized forms of annuities under both the Employees’ Retirement Income Plan and the Supplemental Salaried Employees’ Retirement Plan.

Notwithstanding the foregoing, the payments and benefits otherwise required to be provided to the Participant upon a Qualified Termination of Employment pursuant to this Section 5 shall be reduced (but not below zero) as appropriate by all payments and benefits to which the Participant is entitled as a result of the Qualified Termination of Employment in the nature of severance or separation pay or benefits, pay and/or benefits in lieu of notice, pay and/or benefits for service during any notice period, or any similar type of payment or benefit, under any plan, program or policy of the Company (a “Plan”), under any contract or agreement between the Participant or a union, works council or other collective bargaining entity or employee representative and the Company (a “Contract”), or under applicable law or regulation (“Law”), unless such Plan, Contract or Law specifically provides otherwise.

6.	PAYMENTS UPON CHANGE OF CONTROL.

In the event of a Change of Control of the Company (and whether or not the Participant’s employment terminates), each Participant shall be entitled, as compensation for services rendered before the Change of Control, regardless of whether the Participant remains employed after the Change of Control (subject to any applicable payroll or other taxes required to be withheld) to:

(a)	receive within 30 days following the Change of Control, a cash lump sum representing an annual bonus for the year in which the Change of Control occurs a bonus, in an amount equal to the product of (i) the aggregate annual bonus determined pursuant to Section 5(a)(i)(B)(Y), provided, however, that if no such goals have been established for such year, the amount determined pursuant to Section 5(a)(i)(B)(X), and (ii) a fraction, the numerator of which is the number of months (or part thereof) in the period beginning January 1 of the year in which the Change of Control occurs and ending on the date of the Change of Control and the denominator of which is twelve; and provided, further, that to the extent the Participant becomes entitled to another annual bonus based upon performance and/or service for the same period (or a longer period including such period), the amount thereof may be offset by the amount paid pursuant to this Section 6(a);

(b)	receive within 30 days following the Change of Control, all compensation amounts that the Participant previously has elected to defer, unless the Committee has established procedures to permit the Participant to elect, and the Participant has timely elected in accordance with those procedures, to have the normal payment schedule under the applicable deferred compensation plan or arrangement continue to apply following a Change of Control.

7.	EXERCISABILITY OF STOCK OPTIONS UPON CHANGE OF CONTROL.

In the event of a Change of Control, each stock option then held by a Participant that was granted under any of the Company’s stock option plans (whether or not otherwise exercisable as of such Change of Control and whether or not the Participant’s employment terminates) that either was not granted in conjunction with a stock appreciation unit or was granted in conjunction with a stock appreciation unit whose value has been limited, shall become exercisable as of such Change of Control.

8.	QUALIFIED TERMINATION OF EMPLOYMENT.

(a)	Qualified Termination of Employment with respect to any Participant shall mean termination of employment of the Participant with the Company, other than as a consequence of the death or Disability of the Participant, within two years after a Change of Control of the Company,

(i)	by the Company for any reason other than for Cause, or

(ii)	by the Participant by reason of an Adverse Change in Conditions of Employment.

(b)	For the purpose of this Section, Cause shall mean serious, willful misconduct in respect of the Participant’s obligations to the Company (including but not limited to final conviction for a felony or perpetration of a common-law fraud) that has resulted, or is likely to result, in material economic damage to the Company.

(c)	An Adverse Change in Conditions of Employment shall mean the occurrence of any of the following events:

(i)	the assignment to the Participant of any duties inconsistent in any respect with the Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities from those in effect immediately before the Change of Control, or any other diminution in such position, authority, duties or responsibilities (whether or not occurring solely as a result of the Company’s ceasing to be a publicly-traded entity), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Participant;

(ii)	a reduction by the Company of the Participant’s Monthly Base Salary as in effect immediately preceding the Change of Control or as the same may thereafter be increased from time to time;

(iii)	failure by the Company to provide the Participant with incentive compensation opportunities that are, in the aggregate, at least as favorable (in terms of the value of the opportunities and the difficulty of achieving any associated goals) as those provided to the Participant immediately before the Change of Control, or to provide the Participant with employee benefits that are, in the aggregate, at least as favorable as those provided to the Participant immediately before the Change of Control;

(iv)	the Company’s requiring the Participant (a) to be based at an office located more than fifty (50) miles and at least twenty (20) additional miles from the place at which the Participant’s principal residence was located immediately prior to the Change of Control, (b) to be based at a location other than the principal executive offices of the Company, if the Participant was based at the principal executive offices immediately preceding the Change of Control, or (c) to travel on Company business to a substantially greater extent than required immediately before the Change of Control.

A Participant’s failure to object to a change described in (i), (ii), (iii) or (iv) shall not constitute a waiver of such change as an Adverse Change in Conditions of Employment. Any good faith determination by a Participant of an Adverse Change in Conditions of Employment shall be determinative.

(d)	For the purposes of the Plan, a Change of Control of the Company shall mean the happening of any of the following events:

(i)	An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted itself was acquired directly from the Company, (2) any repurchase by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (4) any acquisition pursuant to a transaction that complies with clauses (A), (B) and (C) of subsection (iii) of this Section 8(d); or

(ii)	A change in the composition of the Board such that the individuals who, as of the Effective Date of the Plan, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that, for purposes of this Section 8(d) any individual who becomes a member of the Board subsequent to the Effective Date of the Plan, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of a least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(iii)	The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership derives from ownership of a 20% or more interest in the Outstanding Company Common Stock and/or Outstanding Company Voting Security that existed prior to the Corporate Transaction, and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(iv)	the approval by shareholders of a complete liquidation or dissolution of the Company.

(e)	Termination by the Company of a Participant’s employment based on Disability shall mean termination because of absence from duties with the Company on a full-time basis for six consecutive months, as a result of the Participant’s incapacity due to physical or mental illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Participant or the Participant’s legal representative (such agreement as to acceptability not to be withheld unreasonably).

9.	EXCISE TAX PROVISION.

(a)	Anything in this Plan to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Participant shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments (regardless of whether the Participant’s employment has terminated). Notwithstanding the foregoing provisions of this Section 9(a), if it shall be determined that the Participant is entitled to a Gross-Up Payment, but that the Parachute Value of Payments does not exceed 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to the Participant and the Plan Payments, in the aggregate, shall be reduced (but not below zero) such that the Parachute Value of all Payments equals the Safe Harbor Amount, determined in such a manner as to maximize the Value of all Payments actually made to the Participant.

(b)	Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by PricewaterhouseCoopers LLP or such other nationally recognized accounting firm as the Committee may select, provided, however if PricewaterhouseCoopers LLP or such other firm is at the time the independent public auditor of the Company, such assignment shall be subject to the pre-approval of the Audit Committee of the Board of Directors of the Parent Company pursuant to applicable law and any Company policy then in effect (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Participant within 15 business days of the receipt of notice from the Participant that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Committee shall appoint another nationally-recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Subject to Section 9(e) below, any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Participant within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Participant. As a result of the uncertainty in the application of Section 4999 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”) at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 9(c) and the Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant.

(c)	The Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Participant is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant shall:

(i)	give the Company any information reasonably requested by the Company relating to such claim,

(ii)	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)	cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)	permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Participant to pay such claim and sue for a refund, subject to Section 9(d) below, the Company shall pay the amount of such claim to the Participant and shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income with respect to such payment; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)	If, after the Company has, pursuant to Section 9(c), paid a claim by the Internal Revenue Service, the Participant becomes entitled to receive any refund with respect to such claim, the Participant shall (subject to the Company’s complying with the requirements of Section 9(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the Company has, pursuant to Section 9(c), paid a claim by the Internal Revenue Service, a determination is made that the Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e)	Notwithstanding any other provision of this Section 9, the Company may withhold and pay over to the Internal Revenue Service for the benefit of the Participant all or any portion of the Gross-Up Payment that it determines in good faith that it is or may be in the future required to withhold, and the Participant hereby consents to such withholding.

(f)	Definitions. The following terms shall have the following meanings for purposes of this Section 9:

(i)	“Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii)	The “Net After-Tax Amount” of a Payment shall mean the Value of a Payment net of all taxes imposed on the Participant with respect thereto under Sections 1 and 4999 of the Code and applicable state and local law, determined by applying the highest marginal rates that are expected to apply to the Participant’s taxable income for the taxable year in which the Payment is made.

(iii)	“Parachute Value” of a Payment shall mean the present value as of the date of the Change of Control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(iv)	A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid or payable pursuant to this Plan or otherwise.

(v)	A “Plan Payment” shall mean a Payment paid or payable pursuant to this Plan (disregarding this Section 9).

(vi)	The “Safe Harbor Amount” means the maximum Parachute Value of all Payments that the Participant can receive without any Payments being subject to the Excise Tax.

(vii)	“Value” of a Payment shall mean the economic present value of a Payment as of the date of the Change of Control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

10.	CONFIDENTIAL INFORMATION.

The Participant shall hold, in a fiduciary capacity for the benefit of the Company, all secret or confidential information, knowledge or data relating to the Company and its businesses which shall have been obtained by the Participant during his employment by the Company and which shall not be public knowledge (other than by acts of the Participant in violation of this provision). After termination of the Participant’s employment with the Company, the Participant shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to any one other than the Company and those persons designated by it. In no event shall an asserted violation of this Section constitute a basis for deferring or withholding any amounts otherwise payable to the Participant under the Plan. It shall be a condition to a Participant’s right to receive payments and benefits under the Plan that the Participant agree to and comply with the foregoing covenant.

11.	FINANCING.

Benefit payments under the Plan shall constitute general obligations of the Company in accordance with the terms of the Plan. A Participant shall have only an unsecured right to payment thereof out of the general assets of the Company. Notwithstanding the foregoing, the Company may, by agreement with one or more trustees to be selected by the Company, create a trust on such terms as the Company shall determine to make payments to Participants in accordance with the terms of the Plan.

12.	TERMINATION AND PAYMENT OF THE PLAN.

The Plan shall terminate on the later of (i) June 30, 2007, unless extended by the Board or (ii) in the event of a Change of Control of the Company on or before the termination date of the Plan, two years after such Change of Control, provided that the termination of the Plan shall not impair or abridge the obligations of the Company incurred under the Plan to any Participant as a result of a Qualified Termination of Employment that occurs before the date the Plan is terminated.

Except as provided in the next sentence, the Board may from time to time terminate the Plan or amend the Plan in whole or in part. The Plan may not be terminated or amended in any manner which would adversely affect the rights or potential rights of Participants, if the action to effect such termination or amendment occurs (i) after a Change of Control, or (ii) in connection with a Change of Control, unless and to the extent that the Committee determines that such termination or amendment is required by law.

13.	BENEFIT OF PLAN.

The Plan shall be binding upon and shall inure to the benefit of the Participants and their respective heirs and legal representatives, and the Company and its successors. The term “successor” shall mean any person, firm, corporation or other business entity that, at any time, whether by merger, acquisition or otherwise, acquires all or substantially all of the stock, assets or business of the Company.

14.	NON-ASSIGNABILITY.

Each Participant’s rights under this Plan shall be non-transferable except by will or by the laws of descent and distribution and except insofar as applicable law may otherwise require. Subject to the foregoing, no right, benefit or interest hereunder, shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall, to the full extent permitted by law, be null, void and of no effect.

15.	OTHER BENEFITS.

Except as otherwise specifically provided herein, nothing in the Plan shall affect the level of benefits provided to or received by any Participant (or the Participant’s estate or beneficiaries) as part of any employee benefit plan of the Company, and the Plan shall not be construed to affect in any way a Participant’s rights and obligations under any other Plan maintained by the Company on behalf of employees.

The Participant shall not be required to mitigate the amount of any payment under the Plan by seeking employment or otherwise, and there shall be no right of set-off or counterclaim, in respect of any claim, debt or obligation, against any payments to the Participant, his dependents, beneficiaries or estate provided for in the Plan.

16.	TERMINATION OF EMPLOYMENT.

Nothing in the Plan shall be deemed to entitle a Participant to continued employment with the Company, and the rights of the Company to terminate the employment of a Participant shall continue as fully as though the Plan were not in effect.

17.	SEVERABILITY.

In the event that any provision or portion of the Plan shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of the Plan shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

18.	INDEMNIFICATION.

If the Participant seeks, in any action, suit or arbitration, to enforce, or to recover damages for breach of, his rights under the Plan, the Participant shall be entitled to recover from the Company promptly as incurred, and shall be indemnified by the Company against, any and all expenses and disbursements, including attorneys’ fees, actually and reasonably incurred by the Participant. The Company shall also pay to the Participant prejudgment interest on any money judgment obtained by the Participant calculated at the Citibank N.A. base rate of interest in effect from time to time from the date that payment to him should have been made under the Plan.

19.	DELAWARE LAW TO GOVERN.

All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Delaware without regard to the conflict of law principles thereof.